As filed with the Securities and Exchange Commission on November 10, 2010

Registration No. 333-169488

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Pennsylvania	23-6216339
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

The Bellevue, 200 S. Broad Street

Philadelphia, PA 19102

(215) 875-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Goldman

Executive Vice President and General Counsel

The Bellevue, 200 S. Broad Street

Philadelphia, PA 19102

(215) 875-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard A. Blum

Robert C. Juelke

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

(215) 988-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares of Beneficial Interest, par value $1.00 per share	141,309	$11.95	$1,688,643	$120

(1)	In the event of a share split, share dividend or similar transaction involving the registrant’s shares, in order to prevent dilution, the number of shares registered automatically shall be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices for the registrant’s common shares as reported by the New York Stock Exchange on September 16, 2010.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-169488) filed by Pennsylvania Real Estate Investment Trust with the Securities and Exchange Commission on September 20, 2010 (the “Form S-3”) is to file an amended Exhibit 23.1, with a revised date, and to amend the exhibit index accordingly. This Amendment No. 2 does not contain a copy of the prospectus that was included in the Form S-3, and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of the common shares being registered. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$120

Printing expenses	$2,500

Accounting fees and expenses	$9,000

Legal fees and expenses	$15,000

Miscellaneous	$380

Total	$27,000

Item 15.	Indemnification of Directors and Officers.

Our Trust Agreement, as amended, provides that:

•	no trustee shall be personally liable to any person or entity for any of our acts, omissions or obligations;

•

no trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation’s director would remain liable under the provisions of Section 1713 of the Pennsylvania Business Corporation Law; and

•

no officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

Pennsylvania law permits, and the our Trust Agreement and by-laws provide that, every trustee and officer is entitled as of right to be indemnified by us against reasonable expenses (including attorney’s fees) and any liability, loss, judgment, excise tax, fine, penalty, or settlement such person pays or incurs in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

•	no right of indemnification will exist with respect to an action brought by a trustee or officer against us; and

•

no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable trustee or officer is not entitled to indemnification under our Trust Agreement.

In addition, our Trust Agreement and Pennsylvania law permit our Company to provide similar indemnification to employees, agents and other persons who are not trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our Company’s right to procure a judgment in our favor and requires indemnification in certain cases where the trustee or officer is the prevailing party. Certain of the employment agreements our Company has entered into with its officers provide the officer indemnification. Generally, these contracts require us to indemnify the officer to the fullest extent permitted under our Trust Agreement.

The limited partnership agreement for our operating partnership also provides for indemnification of our Company, its trustees and its officers for any and all actions with respect to our operating partnership, provided, however, that our operating partnership will not provide indemnity for:

•	willful misconduct or knowing violation of the law;

•	any transaction where the covered person received an improper personal benefit in violation or breach of our operating partnership’s limited partnership agreement;

•	any violation of our operating partnership’s limited partnership agreement; or

•	any liability the person may have to our operating partnership under certain specified documents.

Currently, our Company maintains directors’ and officers’ liability insurance for its trustees and officers.

Item 16.	Exhibits.

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on November 10, 2010.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/S/ EDWARD A. GLICKMAN
Edward A. Glickman
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman and Chief Executive Officer and	November 10, 2010
Ronald Rubin	Trustee (principal executive officer)

*	Executive Vice President and Chief	November 10, 2010
Robert F. McCadden	Financial Officer (principal financial officer)

*	Senior Vice President and Chief	November 10, 2010
Jonathen Bell	Accounting Officer (principal accounting officer)

*	Trustee	November 10, 2010
George F. Rubin

*	Trustee	November 10, 2010
Edward A Glickman

*	Trustee	November 10, 2010
Joseph F. Coradino

Signature	Title	Date

*	Trustee	November 10, 2010
Dorrit J. Bern

*	Trustee	November 10, 2010
Stephen B. Cohen

*	Trustee	November 10, 2010
M. Walter D’Alessio

*	Trustee	November 10, 2010
Rosemarie B. Greco

*	Trustee	November 10, 2010
Leonard I. Korman

*	Trustee	November 10, 2010
Ira M. Lubert

*	Trustee	November 10, 2010
Donald F. Mazziotti

*	Trustee	November 10, 2010
Mark E. Pasquerilla

*	Trustee	November 10, 2010
John J. Roberts

*	/S/ BRUCE GOLDMAN
Bruce Goldman, attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Trust Agreement dated December 18, 2008, filed as Exhibit 3.1 to PREIT’s Current Report on Form 8-K filed on December 23, 2008, is incorporated herein by reference.

4.2	By-Laws of PREIT as amended through July 26, 2007, filed as Exhibit 3.2 to PREIT’s Current Report on Form 8-K filed on August 1, 2007, is incorporated herein by reference.

5.1	Opinion of Drinker Biddle & Reath LLP regarding the legality of the common shares being registered (previously filed).

8.1	Opinion of Drinker Biddle & Reath LLP as to certain federal income tax matters (previously filed).

23.1	Consent of KPMG LLP.

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (previously included on the Signature Page of this Form S-3).